LICENSE AGREEMENT
     This LICENSE AGREEMENT (this “Agreement”), dated as of this 20th day of July 2007, by and between the Delaware Technology Park, Inc., (“Licensor”) and Cloudtech Sensors, Inc. (“Licensee”).
WITNESSETH:
     WHEREAS, Licensor is the master lessee of a building owned by Delaware Technology Park, Inc. on land owned by the University of Delaware at 1 Innovation Way, Newark, DE 19711 (the “Building”).
     WHEREAS, Licensor desires to grant to Licensee and Licensee desires to obtain from Licensor a license to enter the portion of the Building located on the first floor in Suite 400 consisting of Room 426 shown on Exhibit A attached hereto and made a part hereof (the “Premises”), for the purposes hereinafter set for a period of one (1) year commencing on August 1, 2007.
     WHEREAS, Licensor is an early-stage developer of smart, rugged, handheld detectors.
     NOW, THEREFORE, in consideration of the mutual promises contained herein, Licensor and Licensee agree as follows:
1. Licensed Area. Licensor hereby grants to Licensee and Licensee hereby accepts from Licensor a revocable license (the “License”) to use the Premises, subject to the terms and conditions contained herein.
2. Term. The term of the License granted hereby shall commence on August 1, 2007 or the date Licensee occupies the Premises (the “Commencement Date”) and shall expire on midnight on July 31, 2008. Following the expiration of the initial term, this License shall be automatically extended on a monthly basis, unless License is canceled by either party by giving 60 days advance written notice of cancellation to the other party.
3. License Fee. The fee for the use of the Premises by Licensee (the “License Fee”) shall be payable in advance, in equal monthly installments of $462.00, with payment for the first month due upon execution of this Agreement and thereafter on the first day of each month. If the Commencement Date is not the first day of a calendar month, or if this License should terminate at any time other than the last day of a calendar month, the amount of License Fee due from Licensee for the portion of such month shall be proportionately adjusted based on that portion of the month that this License is in effect. If Licensee fails to pay an installment of the License Fee within five days after the due date, a late fee equal to 5% of the past due installment may be assessed at the option of the Licensor. In the event the term of this License is extended pursuant to Paragraph 2, the License Fee during any such extension shall be $485.10 per month.
4. Purpose. The Premises may be used only for such purposes as will promote and support operation of Licensee’s information technology consulting and services business. Premises is for general office use and uses accessory and incidental thereto, and no other uses.
5. Condition of Premises. Licensor has made no representations to the condition of the Premises or the fitness or availability of the Premises for any particular use, and Licensee shall accept the Premises in the configuration shown on Exhibit A built to a specification similar to that space contiguous to the Premises.

6. Right to Enter. Licensee shall have the right at Licensee’s expense to secure the Premises with appropriate locks and security devices consistent with building standard elements. Notwithstanding the foregoing, Licensor, its agents (including, without limitation, Licensor’s Manager under the Management Agreement defined below) or employees shall be given the necessary keys (and/or security information necessary in order for Licensor to enter the Premises, and Licensor, its agents and employees may enter the Premises at reasonable times including normal business hours), and at any time in the event of an emergency, to: (a) exhibit the Premises to prospective purchasers or tenants of the Building or the Premises; (b) inspect the Premises to see that Licensee is complying with its obligations hereunder; (c) make repairs, alterations, improvements and additions required of Licensor under the terms hereof, or that are advisable in Licensor’s determination to preserve the integrity, safety and good order of all or any part of the Premises or the Building, including any systems serving the Building which run through the Premises, or which maybe necessary to comply with applicable laws, ordinances or other requirements of any governmental entity or agency having jurisdiction; (d) provide any services required under this License; and (e) remove any alterations, additions or improvements made by Licensee in violation of Paragraph 13 hereof.
7. Insurance. Licensee shall carry at its sole expense during the Term (i) all-risk insurance, or its equivalent, insuring Licensee’s interest in its improvements to the Premises and any and all furniture, equipment, supplies, contents and other property owned, leased, held or possessed by it and contained therein, such insurance coverage to be in an amount equal to the full insurable value of such improvements and property, as such may increase from time to time; and (ii) worker’s compensation insurance as required by applicable law. Licensee shall also procure and maintain throughout the Term a policy or policies of insurance, insuring Licensee, Licensor, Delaware Technology Park, Inc., Bernard Management Co., the University of Delaware and any other person designated by Licensor, against any and all liability for injury to or death of a person or persons and for damage to property occasioned by or arising out of any construction work being done on the Premises or other portions of the Building, or arising out of the condition, use, or occupancy of the Premises, the installation, operation, removal or maintenance of Licensee’s equipment at the Premises or in any way arising out of any activities in or about the Premises or the Building, such policy to have a combined single limit of not less than Five Hundred Thousand and No/ 100 Dollars ($500,000) and Licensee shall have included in all policies of insurance respectively obtained by it with respect to the Building or the Premises a waiver by the insurer of all right of subrogation in connection with any loss or damage thereby insured against. To the full extent permitted by law, Licensee waives all right of recovery against Licensor and agrees to release it from liability for, loss or damage. All said insurance policies shall be carried with companies licensed to do business in the State of Delaware reasonably satisfactory to Licensor and shall be non-cancellable except after thirty (30) days’ written notice to Licensor. Duly executed certificates of such insurance shall be delivered to Licensor prior to the Commencement Date and at least thirty (30) days prior to the expiration of each respective policy term. Each insurance policy will contain a provision requiring thirty (30) days prior written notice to Licensor and any named insured if the policy is materially changed, canceled or not renewed.
8. Compliance with Law. Licensee, at its expense, shall comply with all applicable laws, ordinances, orders, rules and regulations of any governmental authority having jurisdiction, whether now or hereafter in effect (“Applicable Laws”), which pertain to the Premises or Licensee’s use thereof, and all Applicable Laws affecting the physical condition of the Premises or the particular manner in which Licensee uses the Premises, and all Applicable Laws pertaining to air or water quality, the use, storage or disposal of any hazardous substance, pollutant or other contaminant, waste disposal, air emissions and other environmental matters.
9. Indemnification.

     (a) Licensee does hereby agree to defend, indemnify and hold Licensor, its partners, members, stockholders, officers, directors, employees, agents, and contractors harmless from and against any and all liability for any injury to or death of any person or persons or any damage to property in any way arising out of or in connection with the condition, use or occupancy of the Premises, or in any way arising out of any activities in or about the Premises or the Building, of Licensee, its assignees or subtenants or of the respective agents, employees, licensees, contractors or invitees of Licensee or its assignees or subtenants, and from all costs, expenses and liabilities (including, but not limited to, court costs and reasonable attorneys’ fees) incurred by Licensor in connection therewith, excepting however, liability caused by or resulting from the gross negligence or willful misconduct of Licensor or its agents, employees, licensees or contractors.
     (b) Licensee covenants and agrees that Licensor shall not be liable to Licensee for any injury to or death of any person or persons or for damage to any property of Licensee, or any person claiming through Licensee, arising out of any accident or occurrence in or about the Premises or other portions of the Building, including, but not limited to, injury, death or damage caused by the Premises or other portions of the Building that become out of repair or caused by any defect in or failure of equipment, pipes or wiring, or caused by broken glass, or caused by the backing up of drains, or caused by gas, water, steam, electricity, or oil leaking, escaping or flowing into the Premises, or caused by fire or smoke or caused by the acts or omissions of other tenants, licensees and occupants of the Building.
     (c) Licensee agrees to report in writing to Licensor any defective condition in or about the Premises known to Licensee, and further agrees to attempt to contact Licensor by telephone immediately in such instance.
10. Licensee’s Risk. Licensee shall, at all times during the Term hereof and for such further time as Licensee shall occupy the Premises or any part thereof, keep all effects and property of every kind, nature and description of Licensee and of all persons claiming by, through or under Licensee which, during the continuance of this Agreement or any occupancy of the Premises by Licensee or anyone claiming under Licensee, may be in the Premises or in the Building, at the sole risk and hazard of Licensee, and if the same shall be lost or damaged by any cause, no part of said loss or damage is to be charged to or to be borne by Licensor, except that Licensor shall in no event be indemnified or held harmless or exonerated from any liability to Licensee or to any other person, for any injury, loss, damage or liability to the extent prohibited by law.
11. Yield Up; Holdover. No later than the last day of the Term or earlier termination as provided herein, Licensee will remove all Licensee’s personal property and, if requested by Licensor, the locks and security devices permitted pursuant to Paragraph 6 hereof, and repair all injury done by or in connection with installation or removal of said property and surrender the Premises (together with all keys, access cards or entrance passes to the Premises and/or Building) in as good a condition as they were at the beginning of the Term, reasonable wear and tear, unrepaired casualty not caused by Licensee and condemnation excepted. All property of Licensee remaining in the Premises without Licensor’s consent after expiration or earlier termination of the Term shall be deemed conclusively abandoned and may be removed by Licensor, and Licensee shall reimburse Licensor for the cost of removing the same and for any repair to the Premises or the Building as a result of such removal, subject however, to Licensor’s right to require Licensee to remove any improvements or additions made to the Premises by Licensee pursuant to the terms of this License. If Licensee shall not immediately surrender possession of the Premises at the expiration or termination of this Agreement, or if property of Licensee remains in the Premises after the expiration or termination of this Agreement without Licensor’s consent, unless otherwise agreed to in writing by Licensor, during such holdover period the License Fee shall increase to an amount equal to 150% of the License Fee payable hereunder immediately prior to the expiration or termination of this Agreement. Nothing in the provisions of this Paragraph 11 shall constitute Licensor’s consent to any holdover by Licensee or to impair Licensor’s right to evict Licensee or exercise Licensor’s other rights and remedies under this Agreement or under applicable law on account of any holdover.
12. Assignment. Licensee shall not assign, pledge or otherwise transfer its rights under this Agreement in whole or in part, whether voluntarily, involuntarily or by operation of law.
13. Alterations. Licensee shall not make any installations, alterations or additions in, to or on the Premises without on each occasion obtaining the prior written consent of Licensor. If Licensor shall consent to any such alterations, Licensee will use only contractors or workers consented to by Licensor in writing prior to the time such work is commenced. Licensor may condition its consent upon its receipt of acceptable lien waivers certificate of insurance from such contractors or workmen. Licensee shall promptly remove any lien or claim of lien for material or labor claimed against the Premises or Building, or both, by such contractors or workmen if such claim should arise, and hereby indemnifies and holds Licensor harmless from and against any and all losses, costs, damages, expenses or liabilities including, but not limited to, attorney’s fees, incurred by Licensor, as a result of or in any way related to such claims or such liens.
14. Maintenance; Nuisance, etc. Licensee shall keep and maintain the Premises in good and safe order and repair. Licensee shall not injure, deface or otherwise harm the Premises or the Building; nor commit any nuisance; nor make, allow or suffer any waste; nor interfere with or disturb the quiet enjoyment of the use of the Building or any portion thereof by any other licensees or tenants in the Building; nor make any use of the Premises which is improper, offensive or contrary to any law or ordinance or which will invalidate or increase the premiums for any of Licensor’s insurance.
15. Signage. Licensee shall have a listing on the building directory and a building standard sign mounted outside its’ suite entry.
16. Hazardous Waste. Licensee covenants and agrees that Licensee will not store, use, or dispose of any substances, pollutants, or other contaminants on or about the Premises or Building which would be deemed or determined to be a “hazardous substance” or “hazardous waste” under any federal, state or local statute, law, ordinance or regulation now or hereafter in effect. Licensee further agrees to indemnify and hold Licensor harmless from and against all claims, costs, and liabilities, including but not limited to attorneys1 fees and costs of litigation, incurred as a result of a release or threatened release (i) by Licensee, or (ii) resulting from any action or inaction by Licensee, or (iii) arising from Licensee’s use and occupancy of the Premises or the Building of hazardous substances, pollutants, or other contaminants at the Premises or Building which could be deemed or determined to be a “hazardous substance” or “hazardous waste” under any federal, state or local statute, law, ordinance or regulation now or hereafter in effect. The foregoing indemnification of Licensor by Licensee includes, without limitation, all costs incurred by or imposed upon Licensor in connection with any judgments, damages, penalties, fines, liabilities or losses (including, without limitation, diminution in value of the Premises or the Building, damages for the loss or restriction on use of any space or of any amenity in or around the Building in which the Premises are located, damages arising from any adverse impact on marketing of space, and sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees) or in connection with the investigation of site conditions or any clean-up, or remedial removal or restoration work required by any federal, state or local governmental agency or political hazardous substance in the Premises or the Building caused or permitted by Licensee or for which Licensee is legally liable. Licensee further agrees to maintain insurance to cover such claims, costs, and liabilities, in amounts and with coverages and insurance carriers satisfactory to Licensor, in Licensor’s reasonable judgment. Licensee’s obligations under this Paragraph will survive the termination or early expiration of this Agreement. Any default under this Paragraph 16 shall be a material default enabling Licensor to exercise any of the remedies set forth in this Agreement. The obligations of Licensee contained in this Paragraph shall survive the expiration or termination of this Agreement.
17. Default. Licensee’s failure to observe or perform any covenant or agreement contained herein on Licensee’s part to be observed or performed, after Licensor shall have given Licensee twenty-four (24) hours notice of such non-observance or non-performance, shall constitute a default hereunder, In the event of a default hereunder, in addition to all other remedies available at law or in equity, Licensor shall be entitled to immediately revoke the license granted thereby. In such event Licensor may, without further notice and without prejudice to any other remedy Licensor may have, enter upon the Premises and expel or remove Licensee and Licensee’s effects without being liable for any claim for trespass or damages therefore. Licensee shall be liable for the License Fee for a period of 30 days following Licensor’s termination under this Paragraph.
18. No Estate Conveyed. This Agreement does not and shall not be deemed to (a) constitute a lease or a conveyance of personal or real property by Licensor to Licensee or (b) confer upon Licensee any right, title, estate or interest in the Premises. This Agreement grants to Licensee only a personal privilege revocable by Licensor on the terms set forth herein.
19. Notices. Notices hereunder shall or may be given either to Licensor or to Licensee, such notice shall be in writing and shall be delivered by hand or national overnight delivery service or sent by registered or certified mail, postage prepaid, return receipt requested:

If intended for Licensor, addressed to:	Delaware Technology Park, Inc.
15 Innovation Way, Suite 103
Newark, DE 19711
(or to such other address or addresses as may from time to time hereafter be designed by Licensor by written notice to the Licensee in the manner set forth herein).

If intended for Licensee, addressed to:	Cloudtech Sensors, Inc.
13 Laetitia Lane
Landenberg, PA 19350
(or to such other address or addresses as may from time to time hereafter be designated by Licensee by written notice to the Licensor in the manner set forth herein).
All such notices shall be effective when delivered in hand (provided the party delivering the same shall prepare and present to the recipient for signature, a suitable receipt evidencing such delivery), by national overnight delivery service, or when deposited in the United States mail within the continental United States (provided that the same are received in the ordinary course at the address to which the same were sent).
20. Exculpation of Licensor. Licensor’s liability to Licensee with respect to this License shall be limited solely to Licensor’s interest in the Building. Neither Licensor, nor any partner, officer, director, member, employee or shareholder of Licensor shall have any personal liability whatsoever with respect to this Agreement and the License granted herein.
21. Entire Agreement; No Waiver. This Agreement contains the entire agreement of the parties hereto and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein shall be of any force and effect. The failure of either party to insist in any instance on strict performance of any covenant or condition hereof, or to exercise any option herein contained, shall not be construed as a waiver of such covenant, condition or option in any other instance. This Agreement cannot be changed or terminated orally, and can be modified only in writing, executed by each party hereto.
22. Governing Law. This Agreement has been made under and shall be construed and interpreted under and in accordance with the laws of the State of Delaware.
23. Authority. Licensee represents and warrants to Licensor that the individual executing this Agreement has the requisite authority to legally bind Licensee to this Agreement and all of the terms hereof.
24. Subordination. This Agreement is and shall be subject and subordinate to all ground leases, deeds of trust and mortgages (collectively, “Mortgages”) which may now or hereafter affect the Premises and also to all renewals, modifications,consolidations, replacements, and extensions of such Mortgages. This provision is self-executing and no further instrument shall be required to establish such subordination. If any foreclosure proceedings are brought which affect the Premises, or if the power of sale under a Mortgage is exercised, then Licensee shall attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as the Licensor under this Agreement.
IN WITNESS WHEREOF, Licensor and Licensee have executed this Agreement, as a sealed instrument, as of the day and year first above written.

LICENSOR:

Delaware Technology Park, Inc.

By:	/s/ J. Micheal Bowman	Date: 7/26/07
Title: CHAIRMAN and PRESIDENT

LICENSEE:

Cloudtech Sensors, Inc.

By:	/s/ Kenneth S. Rosenzweig	Date: August 1, 2007

Title: Chairman